Exhibit (n)(1)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Apollo Investment Corporation

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities, including the schedules of investments, of Apollo Investment Corporation (the “Company”) as of March 31, 2020 and March 31, 2019, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended March 31, 2020 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2020, and in our report dated May 21, 2020, we expressed unqualified opinions thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statements of assets and liabilities, including the schedules of investments, as of March 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012 and 2011, and the related statements of operations, changes in net assets and cash flows for the years ended March 31, 2017, 2016, 2015, 2014, 2013, 2012 and 2011 (none of which are presented herein), and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the senior securities table of Apollo Investment Corporation for each of the ten years in the period ended March 31, 2020, appearing within the “Description of our Debt Securities” section on pages 56-58 in this Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

New York, New York July 14, 2020